UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

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[	] Preliminary Proxy Statement
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[X ] Definitive Proxy Statement

[	] Definitive Additional Materials
[	] Soliciting Material Pursuant to § 240.14a-12

ENTERTAINMENT, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MARVEL ENTERTAINMENT, INC.

417 Fifth Avenue

New York, New York 10016

March 29, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Marvel Entertainment, Inc., which will be held at 2:00 p.m., local time, on Tuesday, May 8, 2007 at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York. The matters to be acted upon at the annual meeting are proposals to:

1.	Re-elect three of our directors;
2.

Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements and internal control over financial reporting for the fiscal year ending December 31, 2007; and

3.	Transact such other business as may properly come before the annual meeting.

The proposals referred to above are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Whether or not you plan to attend the annual meeting, we urge you to vote on the Internet, or by telephone at 1-800-690-6903, or to complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the annual meeting.

To Vote by Internet and to Receive Materials Electronically:

Read the proxy statement.

Go to the website (www.proxyvote.com) that appears on your proxy card.

Enter the control number found in the shaded box on the front of your proxy card and follow the simple instructions.

Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment and lower our expenses.

The deadline for Internet and telephone voting is 11:59 p.m., Eastern Daylight Savings Time, on May 7, 2007. I encourage you to vote via the Internet using the control number that appears on the front of your proxy card and to choose to receive future mailings electronically rather than receiving them on paper.

Sincerely,

Isaac Perlmutter

Chief Executive Officer

MARVEL ENTERTAINMENT, INC.

417 Fifth Avenue

New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Marvel Entertainment, Inc.:

Notice is hereby given that the 2007 annual meeting of stockholders of Marvel Entertainment, Inc., a Delaware corporation, will be held at 2:00 p.m., local time, on Tuesday, May 8, 2007 at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, for the following purposes:

1.	To consider and vote upon a proposal to re-elect three directors to serve until the election and qualification of their respective successors;
2.

To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the annual meeting. Marvel’s Board of Directors has fixed the close of business on March 21, 2007 as the record date for the determination of stockholders entitled to notice of the annual meeting and entitled to vote at the annual meeting and at any adjournment or postponement thereof. A complete list of the stockholders entitled to vote at the annual meeting will be available for inspection by any stockholder at the annual meeting. In addition, the list of stockholders will be open for examination by any stockholder for any purpose germane to the annual meeting, during ordinary business hours, for a period of ten days prior to the annual meeting, at Marvel’s offices: 417 Fifth Avenue, New York, New York 10016.

To ensure that your vote will be counted, please vote on the Internet, or by telephone at

1-800-690-6903, or promptly complete, date, sign and return the enclosed proxy card in the enclosed prepaid envelope, whether or not you plan to attend the annual meeting. You may revoke your vote in the manner described in the proxy statement at any time before the proxy has been voted at the annual meeting.

By Order of the Board of Directors,

Benjamin Dean

Secretary

March 29, 2007

If you have any questions or need assistance in voting your shares, call Marvel’s investor relations department at (212) 576-4000.

TABLE OF CONTENTS

SECTION	PAGE

ABOUT THE 2007 ANNUAL MEETING OF STOCKHOLDERS	1
Introduction; Location and Time of Annual Meeting	1
Proposals at Annual Meeting	1
Voting, Revocation and Solicitation of Proxies	1
Householding of Proxies	2
Ability to Abstain or Withhold Authority on Matters	2
Record Date	2
Quorum; Vote Required to Approve Each Proposal	2
BOARD RECOMMENDATION REGARDING PROPOSAL 1: ELECTION OF DIRECTORS	3
BOARD RECOMMENDATION REGARDING PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3
CORPORATE GOVERNANCE	4
About Our Directors	4
Director Independence	6
Compensation of Directors – 2006	7
Board Meetings and Committees	9
Audit Committee Report	10
Code of Ethics	11
Communications with the Board; Director Attendance at Annual Meetings	11
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
Change in 2005 of our Independent Registered Public Accounting Firm	12
Fees of our Independent Registered Public Accounting Firm	13
Pre-Approval of Audit and Non-Audit Services	13
EXECUTIVE OFFICERS	14
EXECUTIVE COMPENSATION	15
Compensation Committee Report	15
Compensation Discussion and Analysis	15
Summary Compensation Table – 2006	22
Grants of Plan-Based Awards Table – 2006	24
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	25
Outstanding Equity Awards at December 31, 2006 Table	27
Option Exercises and Stock Vested Table – 2006	29
Potential Payments upon Termination or Change in Control	30
Transactions with Related Persons, Promoters and Certain Control Persons	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMP. PLANS	37
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
STOCKHOLDER PROPOSALS	38
OTHER BUSINESS	38
ADDITIONAL INFORMATION	38

MARVEL ENTERTAINMENT, INC.

417 Fifth Avenue

New York, New York 10016

___________________

PROXY STATEMENT

for the

2007 Annual Meeting of Stockholders

to be held on May 8, 2007

___________________

ABOUT THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Introduction; Location and Time of Annual Meeting

This proxy statement is being furnished by and on behalf of the Board of Directors of Marvel Entertainment, Inc., a Delaware corporation, in connection with the solicitation of proxies to be voted at the 2007 annual meeting of stockholders to be held at 2:00 p.m., local time, on Tuesday, May 8, 2007 at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, and at any adjournments or postponements thereof. Marvel’s principal offices are located at 417 Fifth Avenue, New York, New York 10016. Our telephone number is (212) 576-4000. This proxy statement and the enclosed proxy card are being sent to stockholders on or about April 2, 2007.

Proposals at Annual Meeting

At the annual meeting, stockholders will be asked to act on proposals to:

(1)	Re-elect Morton E. Handel, F. Peter Cuneo and Isaac Perlmutter as directors to serve until the election and qualification of their respective successors;
(2)

Ratify the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2007; and

(3)	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Voting, Revocation and Solicitation of Proxies

All validly completed proxies received by Marvel (whether by mail, telephone or the Internet) in time for the annual meeting will be voted in accordance with the instructions given by the stockholder completing the proxy. In the absence of instructions, a proxy will be voted FOR (1) the re-election of each of the three nominees identified above as a Marvel director and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2007. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy card in accordance with their discretion.

The submission of a signed proxy card or a telephone or Internet vote will not affect a stockholder’s right to attend, or to vote in person at, the annual meeting. Stockholders of record who execute a proxy card or a telephone or Internet vote may revoke their vote at any time before it is voted

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by (i) filing a revocation with our corporate secretary, (ii) completing a proxy bearing a later date or (iii) attending the annual meeting and voting in person. A stockholder’s attendance at the annual meeting will not by itself revoke a proxy given by the stockholder. Persons who hold our stock through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

Marvel will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone and other means. Those parties will receive no additional compensation for those services. Marvel requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of Marvel’s stock held of record by intermediaries. Marvel will reimburse those brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

Householding of Proxies

In some cases, only one copy of this proxy statement (and the accompanying annual report) is being delivered to multiple stockholders sharing an address unless Marvel has received contrary instructions from one or more of the stockholders. Marvel will deliver promptly, upon written or oral request, a separate copy of this proxy statement (and the annual report) to a stockholder at a shared address to which a single copy of the document was delivered. To request separate delivery of these materials now or in the future, a stockholder may write to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016 or call (212) 576-4000, extension 8577. Additionally, any stockholders who are currently sharing an address and receiving multiple copies of either the proxy statement or the annual report and who would rather receive a single copy of such materials may so instruct us in the manner described above, or by contacting their broker.

Ability to Abstain or Withhold Authority on Matters

Boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to withhold authority to vote for some or all of the nominees for director or to abstain from the vote to ratify the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2007.

Record Date

Only holders of record of shares of Marvel’s common stock at the close of business on the record date, March 21, 2007, will be entitled to notice of, and to vote at, the annual meeting. On the record date, there were issued and outstanding 85,260,042 shares of our common stock, each of which is entitled to one vote.

Quorum; Vote Required to Approve Each Proposal

A quorum of stockholders is necessary to hold a valid annual meeting. The presence in person or by proxy at the annual meeting of holders of shares representing a majority of our common stock constitutes a quorum.

Proposal 1: Election of Directors

The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. A properly executed proxy

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marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining a quorum. Therefore, withholding authority with respect to a director will not affect the outcome of the election of that director. If your broker holds your shares of stock in its name and does not receive voting instructions from you, the broker may be permitted to vote your shares on the election of directors.

Proposal 2: Ratification of the Appointment of Marvel’s Independent Registered Public Accounting Firm

Ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year 2007 requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter. Abstentions will be counted as present in determining whether a quorum exists, and will have the same effect as a vote against the proposal. If your broker holds your shares of stock in its name and does not receive voting instructions from you, the broker may be permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP.

BOARD RECOMENDATION REGARDING PROPOSAL 1: ELECTION OF DIRECTORS

Three directors will be elected at the annual meeting to serve until the election and qualification of their respective successors. Each of the nominees is currently a member of the Board of Directors. Proxy votes will not be voted for a greater number of persons than the number of nominees named.

The Board of Directors has been informed that each of the nominees is willing to serve as a director, but if any of them should decline or be unable to act as a director, the individuals named as proxies on the enclosed proxy card will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Pursuant to Marvel’s by-laws, the re-election to the Board of Directors of each of the three nominees identified in this proxy statement will require the affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote.

The Board of Directors unanimously recommends that stockholders vote FOR the re-election of Morton E. Handel, F. Peter Cuneo and Isaac Perlmutter to the Board of Directors.

BOARD RECOMENDATION REGARDING PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2007, and has directed that the appointment be submitted for ratification by the stockholders at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm is not required by Marvel’s certificate of incorporation or by-laws or otherwise. The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of what it considers to be good corporate practice. If the

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stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the interests of Marvel and its stockholders.

The Audit Committee and the Board of Directors each unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Marvel’s independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for 2007.

CORPORATE GOVERNANCE

About Our Directors

Marvel’s Board of Directors has three classes of directors with staggered three-year terms.

Richard L. Solar was elected (along with Avi Arad, who later resigned) at the 2006 annual meeting of stockholders as a Class II director to serve a three-year term. James W. Breyer replaced Mr. Arad in June 2006 and is serving out the remainder of Mr. Arad’s term.

Sid Ganis and James F. Halpin were elected at the 2005 annual meeting as Class I directors to serve a three-year term.

Morton E. Handel, F. Peter Cuneo and Isaac Perlmutter were elected at the 2004 annual meeting as Class III directors to serve a three-year term, and have been nominated for re-election to a new three-year term at this annual meeting.

Set forth below is each nominee’s name, age as of March 21, 2007, principal occupation for the last five years, selected biographical information and period of service as a director.

Nominees for Election as Directors

Morton E. Handel (Class III), 71, has been the non-executive Chairman of the Board of Directors of Marvel since October 1998 and was first appointed as a director in June 1997. Mr. Handel is a director of Trump Entertainment Resorts, Inc. and served from 2000 until February 2006 as a director of Linens ‘N Things, Inc. Mr. Handel is also a Regent of the University of Hartford and is active on the boards of several not-for-profit organizations in the Hartford, Conn. area.

F. Peter Cuneo (Class III), 62, was Marvel’s President and Chief Executive Officer from July 1999 through December 2002 and served as the part-time Special Advisor to Marvel’s Chief Executive Officer from January 2003 through December 2004. Mr. Cuneo has been a Marvel director since July 1999, and since June 2003 he has served as a non-executive Vice Chairman of the Board of Directors. Mr. Cuneo is a senior advisor to Plainfield Asset Management LLC, a hedge fund based in Greenwich, Conn. that specializes in special and distressed situations. Mr. Cuneo is a director of Iconix Brands, Inc.

Isaac Perlmutter (Class III), 64, has been Marvel’s Chief Executive Officer since January 1, 2005, has been employed by Marvel as Vice Chairman of the Board of Directors since November 2001, has been a director since April 1993 and served as Chairman of the Board of Directors until March 1995.

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Directors Whose Terms Are Continuing

For each member of the Board of Directors whose term of office as a director continues after the annual meeting, set forth below is the director’s name, age as of March 21, 2007, principal occupation for the last five years, selected biographical information and period of service as a Marvel director.

James W. Breyer (Class II), 45, has been a Marvel director since June 2006. Mr. Breyer has served as a general partner of the Silicon Valley-based venture capital firm, Accel Partners, since 1995. Mr. Breyer is a director of Wal-Mart Stores, Inc. and RealNetworks, Inc. Mr. Breyer also serves on the boards of various privately held companies. Mr. Breyer is a member of the Board of Dean’s Advisors to Harvard Business School and is Chairman of the Stanford Engineering Venture Fund.

Sid Ganis (Class I), 67, has been a Marvel director since October 1999. Mr. Ganis is the President of the Academy of Motion Picture Arts and Sciences, the organization that awards the Oscars®. Mr. Ganis has been President of Out of the Blue...Entertainment, a company that he founded, since September 1996. Out of the Blue...Entertainment is a provider of motion pictures, television and musical entertainment for Sony Pictures Entertainment and others. From January 1991 until September 1996, Mr. Ganis held various executive positions with Sony Pictures Entertainment, including Vice Chairman of Columbia Pictures and President of Worldwide Marketing for Columbia/TriStar Motion Picture Companies.

James F. Halpin (Class I), 56, has been a Marvel director since March 1995. Mr. Halpin retired in March 2000 as President and Chief Executive Officer and a director of CompUSA Inc., a retailer of computer hardware, software, accessories and related products, with which he had been employed since May 1993. Mr. Halpin is a director of Life Time Fitness, Inc.

Richard L. Solar (Class II), 67, has been a Marvel director since December 2002. Since February 2003, Mr. Solar has been a management consultant and investor. From June 2002 to February 2003, Mr. Solar acted as a consultant for Gerber Childrenswear, Inc., a marketer of popular-priced licensed apparel sold under the Gerber name, as well as under licenses from Baby Looney Tunes, Wilson, Converse and Coca-Cola. From 1996 to June 2002 (when Gerber Childrenswear was acquired by the Kellwood Company), Mr. Solar was Senior Vice President, Director and Chief Financial Officer of Gerber Childrenswear.

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Director Independence

The Board of Directors has adopted standards for determining whether a director is independent. These standards, which are included in Marvel’s Guidelines for the Makeup of the Board (part of Marvel’s Corporate Governance Guidelines) under the heading “Independent Directors; Standards for Independence Determinations,” meet the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines are available on www.marvel.com, and are available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.

The Board’s independence standards provide that a director will qualify as “independent” only if the Board affirmatively determines that the director has no “material relationship” with Marvel. The focus of this inquiry is whether the director is independent from our management. A material relationship can arise either through direct contacts the director has with Marvel or indirectly (such as if the director is a partner, stockholder or officer of an organization that has a relationship with Marvel). The standards also provide that:

(1) A person who is an employee, or whose immediate family member is an executive officer, of Marvel is not independent until three years after the end of that employment relationship.

(2) A person who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Marvel, other than director and committee fees and pension or other deferred compensation for prior service (provided such compensation in not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

(3) A person who: (i) is or whose immediate family member is a current partner of a firm that is Marvel’s internal or external auditor, (ii) is a current employee of such a firm, (iii) has an immediate family member who is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (iv) was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Marvel’s audit within that time is not “independent”.

(4) A person who is employed, or whose immediate family member is employed, as an executive officer of another company on whose compensation committee any of Marvel’s present executives serve, is not “independent” until three years after the end of such service or the employment relationship.

(5) A person who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from Marvel for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

Pursuant to these standards, the Board of Directors has undertaken its annual review of director independence. As part of its review, the Board considered Mr. Breyer’s role as a director of Wal-Mart Stores, Inc. Marvel and some of its key licensees sell a significant amount of their product to Wal-Mart. The Board of Directors concluded that Mr. Breyer’s role as a director of Wal-Mart was not a material relationship that precluded his serving as an independent director.

As a result of this review, the Board of Directors has affirmatively determined that Messrs. Breyer, Ganis, Halpin, Handel and Solar are independent.

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Compensation of Directors – 2006

The following table shows information concerning compensation of our directors in 2006.

(a) Name	(b) Fees Earned or Paid in Cash(1)	(c) Stock Awards(2)	(d) All other compensation(3)	(e) Total

James W. Breyer	$75,000	$56,910	–	$131,910
F. Peter Cuneo	$256,250	$47,880	$5,901	$310,031
Sid Ganis	$300,000	$47,880	–	$347,880
James F. Halpin	$175,000	$47,880	–	$222,880
Morton E. Handel	$551,250	$270,332	$9,231	$830,813
Richard L. Solar	$206,250	$47,880	$6,420	$260,550

Notes:

(1) These amounts represent annual retainers and fees, described in the narrative disclosure below.

(2) These amounts are FAS 123(R) charges taken in 2006 with respect to stock awards made in 2006 (or, in Mr. Handel’s case, in 2006 and in 2003). The grant date fair value of the awards, computed in accordance with FAS 123(R), is identical to the respective amount shown in that column for each director other than Mr. Handel. For Mr. Handel, the grant date fair value of his award granted in 2006 is $47,880 and the grant date fair value of his award granted in 2003 (for which $222,452 was taken as a charge in 2006) is $2,224,500.

The aggregate number of stock awards (unvested) and option awards outstanding at December 31, 2006 is as follows:

Mr. Breyer: None.

Mr. Cuneo: Options for 640,000 shares, all of which were awarded while Mr. Cuneo was a Marvel employee.

Mr. Ganis: Options for 72,000 shares.
Mr. Halpin: Options for 37,500 shares.
Mr. Handel: 22,500 shares as unvested stock awards; options for 37,500 shares.
Mr. Solar: Options for 75,000 shares.

(3) These amounts represent medical insurance payments on behalf of Mr. Cuneo and Mr. Solar and, for Mr. Handel, payments for office space ($6,000) and an associated tax “gross-up” ($3,231). Mr. Handel’s office-space and tax gross-up payments were discontinued in March 2006.

Narrative Disclosure to Director Compensation Table

Our directors receive compensation for their service only if they are not Marvel employees. Mr. Perlmutter therefore receives no compensation for serving as a director.

Each non-employee director currently receives an annual retainer of $150,000 (except for the chairman, whose retainer is discussed below) and an annual grant of 3,000 restricted shares of Marvel stock. The stock vests six months after the grant date or, if earlier, on death, disability, or a change in control (as defined for our officers; see Potential Payments upon Termination or Change in Control, below).

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Committee chairs receive the following additional amounts:
•	Audit Committee (Mr. Solar): $75,000 per year
•	Compensation Committee (Mr. Halpin): $50,000 per year
•	Nominating and Corporate Governance Committee (Mr. Handel): $25,000 per year
•	Film Slate Committee (Mr. Ganis): $200,000 per year
•	Strategic Planning Committee (Mr. Breyer): $25,000 per year

The non-executive vice chairman of the Board (Mr. Cuneo) receives an additional fee of $150,000 per year in connection with his investor relations duties.

The chairman of Marvel’s Board of Directors (Mr. Handel) receives an annual retainer of $535,000. Mr. Handel also received a grant in 2003 of 150,000 shares of restricted stock. Of those shares, 127,500 have vested, 15,000 are scheduled to vest in March 2008 and 7,500 are scheduled to vest in March 2009. The unvested shares will vest immediately on death, disability or a change in control.

No additional fees are paid to any directors for attending meetings of the Board of Directors or any of its committees.

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Board Meetings and Committees

The Board of Directors held eleven meetings during 2006. Each incumbent director attended at least 75% of the aggregate number of Board of Directors meetings and applicable committee meetings during the year.

The Board of Directors’ committees include the Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee, Film Slate Committee, and Strategic Planning Committee.

Current versions of the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, along with our Corporate Governance Guidelines and Complaint Procedure for Accounting and Audit Matters, are available on www.marvel.com, and printed copies are also available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Handel (chairman) and Ganis. The Nominating and Corporate Governance Committee met twice in 2006. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual and in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee’s function is (i) to identify individuals qualified to become members of the Board of Directors; (ii) to recommend individuals for selection by the Board of Directors as nominees for election as directors at the next annual meeting of stockholders; and (iii) to develop and recommend to the Board of Directors a set of Corporate Governance Guidelines and the modification of such guidelines from time to time.

As part of the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee has developed, and the Board of Directors has approved, Guidelines for the Makeup of the Board. These guidelines, which are included as Appendix A in the Corporate Governance Guidelines, assist the Nominating and Corporate Governance Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to it or identified through searches conducted by the Committee. Stockholders may also make nominations for election as directors, provided that the nominations are made in accordance with the provisions of the Guidelines for the Makeup of the Board and the By-Laws. See “Stockholder Proposals,” on the last page of this proxy statement. The Nominating and Corporate Governance Committee has not specified the qualifications that candidates must meet in order for the Committee to recommend them for election, but rather believes that each candidate should be evaluated based on merit, as well as the needs and composition of the board at that time. The Nominating and Corporate Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in considering all other candidates.

The Corporate Governance Guidelines provide that the chairman of the Board of Directors presides at the regularly scheduled executive sessions of non-management directors without management if the chairman is a non-management director, as is the case with Mr. Handel. Mr. Handel therefore presides at such meetings.

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Audit Committee

The Audit Committee is comprised of Messrs. Solar (chairman), Ganis and Handel. The Audit Committee met five times in 2006. The Board of Directors has determined that each member of the Audit Committee is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual, under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended and in our Corporate Governance Guidelines. The Board of Directors has also determined that each of Mr. Handel and Mr. Solar is an “audit committee financial expert” as that term is used in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee’s function is (i) to directly appoint, retain, compensate, evaluate and, where appropriate, terminate Marvel’s independent registered public accounting firm; (ii) to assist the Board in its oversight of the integrity of Marvel’s financial statements, Marvel’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of Marvel’s internal audit function and the independent registered public accounting firm; and (iii) to prepare the report required to be included in Marvel’s annual proxy statement, which follows.

Audit Committee Report

The Board of Directors has approved and adopted a written charter for the Audit Committee which is available on Marvel’s Internet website, www.marvel.com, and is also available upon written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016.

The Audit Committee has reviewed and discussed the audited financial statements of Marvel for the fiscal year ended December 31, 2006 and management’s annual report on internal control over financial reporting with Marvel’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Marvel’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Marvel’s audited financial statements be included in Marvel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Richard L. Solar	Sid Ganis	Morton E. Handel

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Compensation Committee

The Compensation Committee is comprised of Messrs. Halpin (chairman), Handel and Ganis. The Compensation Committee met five times in 2006. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual and in our Corporate Governance Guidelines. The Compensation Committee’s function is to discharge the Board’s responsibilities relating to compensation of Marvel’s executives, to produce a compensation committee report for inclusion in our annual meeting proxy statement and to administer Marvel’s cash incentive compensation and stock incentive plans.

The chief executive officer is invited to attend meetings of the Compensation Committee and offer recommendations on compensation of other executives or directors, but does not vote in the committee’s final determinations. The Compensation Committee has the authority to retain compensation consultants to assist it in making its decisions. More information about consultants retained by the Compensation Committee can be found in the Compensation Discussion and Analysis, below.

Compensation Committee Interlocks and Insider Participation

During 2006, the members of Marvel’s Compensation Committee were Messrs. Halpin, Handel and Ganis. None of those individuals was an officer or employee of Marvel, or of any of its subsidiaries, during 2006 or formerly, nor did any of them have any relationship requiring disclosure in “Transactions with Related Persons, Promoters and Certain Control Persons,” below. None of our executive officers served in 2006 on the compensation committee of any other company that had an executive officer serving as a Marvel director. None of our executive officers served in 2006 as a director of any other company that had an executive officer serving on our Compensation Committee.

Code of Ethics

Marvel has adopted a code of ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. We have also adopted a code of business conduct and ethics which is applicable to all employees and directors. A copy of the Code of Ethics and the Code of Business Conduct and Ethics is available on www.marvel.com, and printed copies are also available on written request sent to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016. We intend to disclose any amendments to, or waivers from, the Code of Ethics and Code of Business Conduct and Ethics that are required to be publicly disclosed pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange by posting such amendments or waivers on Marvel’s website.

Communications with the Board of Directors; Director Attendance at Annual Meetings of Stockholders

Interested parties, including stockholders, who have a concern that they would like to make known to (i) the non-management presiding director, (ii) non-management directors as a group, or (iii) the Board of Directors as a whole or, if applicable, to specified individual directors, may address such concerns directly and confidentially in writing to such person or group care of The Network, Attn: Marvel Entertainment, Inc., 333 Research Court, Norcross, GA 30092.

It is Marvel’s policy to invite directors to attend the annual meeting of stockholders, but not to require their attendance. One director attended the 2006 annual meeting of stockholders.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP is Marvel’s independent registered public accounting firm. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

Change in 2005 of our Independent Registered Public Accounting Firm

The following disclosure was provided in the proxy statement for our 2006 annual meeting of stockholders, but is required by applicable rules to be repeated here:

On June 15, 2005, Marvel dismissed Ernst & Young LLP as its independent registered public accounting firm. Ernst & Young LLP’s reports on Marvel’s consolidated financial statements for the years ended December 31, 2003 and December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to dismiss Ernst & Young LLP was made and approved by the Audit Committee. During the years ended December 31, 2003 and 2004, and through June 15, 2005, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in its report on Marvel’s financial statements for such years. During the years ended December 31, 2003 and 2004 and through June 15, 2005, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Marvel provided Ernst & Young LLP with a copy of the foregoing disclosures, and requested Ernst & Young LLP to furnish Marvel with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. A copy of Ernst & Young LLP’s letter, dated June 20, 2005, was filed as an exhibit to the Current Report on Form 8-K filed by Marvel with the Securities Exchange Commission on June 21, 2005.

On June 20, 2005, the Audit Committee of Marvel’s Board of Directors engaged PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit Marvel’s financial statements and internal control over financial reporting for the year ending December 31, 2005. During the years ended December 31, 2003 and 2004, and through June 15, 2005, Marvel did not consult PricewaterhouseCoopers LLP regarding any of the matters or events described in Item 304(a)(2) of Regulation S-K.

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Fees of our Independent Registered Public Accounting Firm

The following is a summary of fees billed, as of March 21, 2007, by PricewaterhouseCoopers LLP for audit, audit-related, tax and other professional services in connection with its 2006 and 2005 audits.

	2006	2005

Audit Fees	$979,350	$1,119,966

Audit-Related Fees	_	_

Tax Fees	$68,587	_

All Other Fees (1)	$1,626	_

(1)	Represents an annual software license fee for an accounting research product developed by PricewaterhouseCoopers LLP.

The Audit Committee has considered whether, and determined that, the above services are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is ultimately responsible for pre-approving audit and non-audit services provided by its independent registered public accounting firm including the compensation to be paid for such services. The Audit Committee has established a policy regarding pre-approval of audit and non-audit services, and has delegated its authority to pre-approve audit and non-audit services to its chairman, who reports any such pre-approvals to the Audit Committee at its next meeting. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee does not engage its independent registered public accounting firm to perform non-audit services that are precluded by law or regulation or any services that would impair the firm’s independence. Under certain circumstances permitted by law, the policy permits the Audit Committee or its chairman to waive the pre-approval requirement. During Marvel’s fiscal year ended December 31, 2006, all audit and non-audit services provided by its independent registered public accounting firms were pre-approved and no waivers of pre-approval were granted.

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EXECUTIVE OFFICERS

Below are the positions held with Marvel, age as of March 21, 2007, and selected biographical information for our executive officers, other than Mr. Perlmutter, whose information is found under “About Our Directors,” above.

Alan Fine (56) has served as Chief Executive Officer of Marvel’s publishing division since September 2004. Mr. Fine has also served as Chief Executive Officer of Marvel’s toy division since August 2001 and from October 1998 to April 2001. Mr. Fine served as a director from June 1997 to October 1998. From April 2001 to August 2001, Mr. Fine was an independent consultant. Previously, he served as Chief Operating Officer, a position to which he was appointed in September 1996.

David Maisel (44) has served as Executive Vice President, Office of the Chief Executive since September 2006 and became Chairman of Marvel Studios in March 2007. From September 2005 until September 2006, Mr. Maisel served as Executive Vice President, Corporate Development and from September 2005 until March 2007, Mr. Maisel served as Vice Chairman of Marvel Studios. From January 2004 to September 2005, Mr. Maisel served as President and Chief Operating Officer of Marvel Studios. From October 2001 to November 2003, Mr. Maisel headed Corporate Strategy and Business Development for Endeavor Agency, a Hollywood literary and talent agency.  From September 1999 to September 2001, Mr. Maisel served as Managing Director of Chello Media in Europe.

John Turitzin (51) has served as Executive Vice President, Office of the Chief Executive since September 2006. From February 2006 until September 2006, Mr. Turitzin served as Marvel’s Chief Administrative Officer. Mr. Turitzin has also served as an Executive Vice President and General Counsel since February 2004. From June 2000 to February 2004, Mr. Turitzin was a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP. For more than five years prior to June 2000, Mr. Turitzin was a partner in the law firm of Battle Fowler LLP, which combined with Paul, Hastings, Janofsky & Walker in June 2000.

Kenneth P. West (48) has served as Executive Vice President and Chief Financial Officer since June 2002. He served as the Chief Operating Officer and Chief Financial Officer of McIntyre Associates, Inc., a personnel staffing company, from October 2000 to March 2002. From January 1996 to September 2000, Mr. West was the Chief Financial Officer of Colin Service Systems, Inc., a facility maintenance service company.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for Marvel’s 2007 annual meeting of stockholders and in Marvel’s Annual Report on Form 10-K for the year ended December 31, 2006.

James F. Halpin	Morton E. Handel	Sid Ganis

Compensation Discussion and Analysis

The objective of our executive compensation program is to advance our stockholders’ interests by attracting, motivating and retaining executives of the highest caliber and by aligning our executives’ interests with those of our stockholders. The program is designed to reward performance and dedication, and to hold executives accountable for individual, divisional and/or company-wide results.

The compensation of our executives is determined by our Compensation Committee. The Compensation Committee is made up entirely of directors who have been affirmatively determined by our Board of Directors to be independent. The Board participates in regular reviews of our business operations, priorities and strategies. Those reviews are presented by our executive officers. This gives Committee members frequent interaction with and open access to executive officers, and provides many opportunities to ask questions and assess executive performance.

Our chief executive officer is invited to attend meetings of the Compensation Committee and to offer recommendations on compensation of other executives, but he does not vote in the Committee’s final determinations. The Committee has the authority to retain compensation consultants to assist it in making its decisions, and does retain consultants from time to time. When consultants are retained by the Committee, they are retained directly by the Committee and the decision to retain them is the Committee’s alone.

The elements of compensation we provide to our executive officers are:
•	salary (including a component formerly called car allowance)
•	performance-based awards under our cash incentive compensation plan
•	bonuses paid at the discretion of the Compensation Committee
•	long-term equity incentive awards
•	severance pay

During the first ten months of 2006, we also provided one of the named executive officers, Alan Fine, with a rented apartment in New York City and with a related tax gross-up (that is, a reimbursement by us of the income taxes owed by Mr. Fine on our paying the rent and on the tax reimbursement). We no longer provide an apartment to Mr. Fine or to any of our other executive officers.

Our executives participate in the same health insurance, 401(k), and life insurance benefits programs as we make available to our employees in general. We do not have a pension plan for executives.

We do not have a strict policy for allocating between long-term and currently paid out compensation, or between cash and non-cash compensation. We strive to create an appropriate mix of

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compensation that rewards and motivates yearly and long-term performance by making the elements of compensation payable bi-weekly (salary), annually (performance-based bonuses), and over many years (stock awards with long-term vesting schedules). We feel that no single element achieves our compensation objectives, and that no single mix of the elements would be optimal for all of the named executive officers as a group. Allocations are thus made on a case-by-case basis, and the Committee makes its determination with respect to any one element for a particular executive in light of that executive’s other compensation elements and in light of the executive’s total compensation. The Compensation Committee does not make regular use of benchmarking or of compensation consultants. Ultimately, the amount of total compensation, the amounts allocated to each component and the amounts payable under performance awards for threshold, target and maximum levels of performance are set by the Committee in the exercise of its judgment, and not in accordance with precise formulas or benchmarked levels of compensation.

Salary

The Compensation Committee uses salary to provide a steady level of compensation for our executives’ performance of their day-to-day duties. Salary also serves as a baseline for recognition and reward in our performance-based cash awards and in our equity awards.

Mr. Perlmutter received no salary from his first becoming an employee in November 2001 through December 31, 2005, although he received options in 2001 under his employment agreement for the purchase (at the then-current market price) of 5,925,000 shares of Marvel’s stock. Mr. Perlmutter became our chief executive officer on January 1, 2005 and initially received no additional compensation for serving in that role. In March 2006, the Compensation Committee considered the additional responsibilities taken on by Mr. Perlmutter as chief executive officer and voted to compensate him for his service in that role, amending his employment agreement to provide for a salary of $700,000 per year effective January 1, 2006. The Committee also awarded Mr. Perlmutter, in March 2006, a long-term equity incentive award with a target issuance of $4.3 million in restricted stock. In making these decisions, the Committee considered Marvel’s history of compensating Mr. Perlmutter with performance-based equity awards rather than cash, and approved the allocation for 2006 of $700,000 salary to $4.3 million in target performance-based equity incentive. The Committee was advised by Pearl Meyer & Partners, an independent compensation consultant, with respect to the structure and amount of Mr. Perlmutter’s salary and incentive award. The Committee used information on market levels of compensation as a point of reference, to confirm that its proposed compensation design was in line with competitive practice, but did not alter its design or set the amount of this compensation at a particular level in relation to a benchmark.

It has long been our practice to provide, in most of our executive employment agreements, for a cash payment (typically $1,000 per month) called car allowance. The Compensation Committee, however, has determined that the designation “car allowance” is obsolete, as the payments are made regardless of how the officers use the money and the allowance has – like salary – been paid, as a rule, in cases (like Mr. Fine’s) where an employment agreement has expired but the officer remains employed. In other words, the payments are a form of salary, although not subject to raises or bonuses, or to severance pay; and, effective January 1, 2007, they will be referred to as such.

Performance-based awards under our cash incentive compensation plan

Performance-based awards under our cash incentive compensation plan encourage Marvel’s year-to-year growth by providing annual awards to our executives for meeting specific goals set by the Compensation Committee with reference to budgets and forecasts approved by the Board of Directors. The conditions for issuance of stock to Mr. Perlmutter under his 2006 equity award under our stock

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incentive plan served the same purpose and are also discussed in this section. The Compensation Committee generally has discretion to decrease, but not to increase, amounts payable under cash incentive compensation plan awards. That discretion has not yet been exercised.

Our performance-based cash awards include annual and special bonuses.

Annual Bonus

We generally award the named executive officers a performance-based cash bonus opportunity each year. In general, each named executive officer’s target annual bonus is 50% of salary received. Mr. Fine and Mr. Arad, however, received special cash incentive awards rather than a standard 2006 annual cash bonus award, and their targets and award structure were individually tailored and are not expected to be repeated (see below). Mr. Perlmutter has no target cash bonus, but his 2006 equity award provided for a stock issuance in 2007 whose amount was to be determined under the same formula as was used for most executives’ cash bonuses. The target amount in Mr. Perlmutter’s case was $4.3 million, rather than a percentage of salary. Details of 2006 bonus awards, and of Mr. Perlmutter’s equity award, are given in the tables that follow this section and in the narrative discussion that follows them.

With respect to all named executive officers other than Mr. Fine and Mr. Arad, the Compensation Committee provided for 2006 that:

•

No bonus at all would be paid (or, in Mr. Perlmutter’s case, no 2007 stock grant would be made) if Marvel’s operating income (adjusted to remove the effect of bonuses) were below the budgeted operating income amount.

•	Bonuses would be paid to executives (or stock issued to Mr. Perlmutter) at the full target amount only if Marvel’s operating income (adjusted as above) were at least 30% over the budgeted amount.
•	No cash incentive bonus (or stock to Mr. Perlmutter) above the target amount would be paid or issued.

The Compensation Committee’s purpose in making those provisions was to give the named executive officers a strong incentive to outperform expectations while also containing compensation expense. Marvel’s operating income for 2006, in the end, was far enough over budget that bonuses under this arrangement were paid, and stock issued to Mr. Perlmutter, at the target amount.

Company-wide operating income is the measure usually used by the Compensation Committee for annual bonus programs. The Committee believes that Company-wide measures encourage executives to work cooperatively, and that operating income is a fitting measure of executive performance because it reflects operating results before the effects of income tax.

While the Compensation Committee meets throughout the year to review compensation issues, the Committee generally sets performance goals for a given year’s annual incentive in February or March. In the following February or March, after the completion of the audit of Marvel’s financial statements for the performance year, the Committee pays bonuses based on audited financial results for the performance year to the extent that the performance goals have been met and the annual incentive has been earned.

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Special Cash Bonus Awards

Individual performance-based cash awards have also been made by the Compensation Committee to Mr. Fine, Mr. Arad and Mr. Maisel. Details of these awards are given in the tables that follow this section and the narrative discussion that follows them.

There were three performance measures used for Mr. Arad, formerly the chairman of Marvel Studios: (1) company-wide operating income, (2) box office performance of Marvel-licensed movies that he produced or executive produced, and (3) a formula based on the net sales of our licensing and toy divisions. The purpose of the last measure was to reflect the beneficial effect on our licensing and toy sales that a successful Marvel-licensed movie can have.

Mr. Fine received two awards in 2006, each providing for a potential cash payment. The second award provided that its payment amount would be reduced by the amount paid under the first award. In other words, the first award was offset against the second. The performance measure used in the first award was operating income of the toy division for the first half of 2006. The Compensation Committee chose this measure because of the challenges faced in early 2006 by the toy division, headed by Mr. Fine, as it made a transition away from its chief licensee through 2005 and as it prepared for a transition in 2007 to its new chief licensee, Hasbro. Mr. Fine’s second award, which in the end was not paid because of the offset of the first award, used, as performance goals, 2006 operating income of the toy division and 2006 operating income of the publishing division, also headed by Mr. Fine.

In the case of Mr. Maisel’s 2005 award (half of which, or $1 million, was paid in early 2007), the performance measures were company-wide operating income and Marvel’s entering into its $525 million non-recourse film financing facility, a project conceived and spearheaded by Mr. Maisel. The film financing facility will allow us to independently finance and produce up to ten feature films, the first two of which will be Iron Man and The Incredible Hulk in 2008. In granting this award, the Compensation Committee took into consideration Mr. Maisel’s having agreed, in 2005, to a reduction in the annual bonus to which he was entitled under his original employment agreement.

On January 10, 2007, the Compensation Committee approved a further performance-based award to Mr. Maisel, who is now the chairman of Marvel Studios. This new award provided that Mr. Maisel would, subject to continued employment, be entitled to a $2.5 million payment in early 2008 if at least one motion picture received funding in 2007 under our film finance facility (this occurred on February 27, 2007) and to a second $2.5 million payment in early 2009 if, by the end of 2008, a second film received funding and a first film was released.

Bonuses paid at the discretion of the Compensation Committee

The Compensation Committee occasionally awards additional, discretionary cash bonuses with respect to a completed year because of extraordinary executive performance. The Committee believes that reserving the right to make discretionary grants for completed years is a useful tool in motivating officers. These awards, granted in hindsight, are not made under our incentive plans and are not eligible for tax treatment as “performance-based” compensation. (See Tax Considerations, below.) No discretionary bonuses were paid to the named executive officers with respect to 2006.

Long-term equity incentive awards

The Compensation Committee uses long-term equity incentive awards to align the interests of executives with those of our stockholders. Our long-term awards also have vesting schedules that encourage executives to stay with Marvel from year to year and to make decisions with an eye toward

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long-term results. We do not have specific equity ownership requirements or guidelines, but we facilitate executive stock ownership through the granting of equity awards.

Our long-term equity incentive awards are made under our 2005 Stock Incentive Plan, which replaced our 1998 Stock Incentive Plan. We have not granted stock options since July 2004. Starting in 2003 we moved away from granting stock options in favor of granting restricted stock (shares of stock that are subject to forfeiture until they vest). The Compensation Committee believes that stock grants offer advantages such as a more dependable retention value for Marvel and more predictability of long-term rewards for the executive. Restricted stock also provides the recipient with immediate value, subject to vesting, upon grant. Stockholders are subjected to less dilution than with options, and their interests are more closely aligned with executives’ interests than through grants of stock options. In addition, Marvel feels that the accounting treatment of restricted stock grants more reliably reflects executive compensation than the accounting treatment of stock options. In the case of restricted stock grants, the expense we record over the vesting period is equal to the market value of the stock granted at the time of grant. In the case of stock option grants, the expense we record over the vesting period is arrived at through the use of a valuation model that is subject to management’s estimates and judgments.

Awards under our stock incentive plan are generally awards of restricted stock. We have also, however, granted “phantom stock” and “restricted stock units.” A unit of phantom stock entitles its holder, on the vesting date, to a cash payment equivalent to the then-current market value of one share of Marvel stock. A restricted stock unit entitles its holder, at a future date, to a share of Marvel stock.

Our long-term awards are designed to create an incentive not just for year-to-year performance but for dedication to Marvel over many years. We have recently changed the standard vesting schedule for annual stock grants so that the award vests 25% per year over four years. The former standard schedule was 50% after two years and 50% after three years.

We generally grant restricted stock to some or all of our named executive officers in February or March of each year. The Committee did not make stock awards to Mr. Fine or Mr. Arad in 2006 because of their unique cash awards. The Committee, likewise, did not grant stock to Mr. Perlmutter in 2006 because of his performance-based equity award (under which stock was issued in 2007).

The stock issued to Mr. Perlmutter in 2007 under his 2006 equity award will vest over four years. The structure of the award was meant to provide both a short-term incentive and a long-term incentive for Mr. Perlmutter. The stock’s issuance was conditioned on, and the number of shares determined by, the same one-year performance goals as were used for executives’ annual cash bonuses in general, and the stock’s vesting is scheduled to occur over the same four-year period as was used for executives’ 2007 restricted stock grants in general.

On March 27, 2007, the Compensation Committee approved an equity award for Mr. Perlmutter that is modeled on his 2006 equity award. The 2007 award, under our stock incentive plan, provides for a target issuance of $4.3 million in restricted stock (issuable in March 2008), depending on the level of our 2007 operating income. Like the 2006 award, the 2007 award is meant to provide both short-term and long-term incentives: its issuance, and the number of shares, will depend on 2007 operating income levels and its vesting schedule will match the vesting schedule of restricted stock awards made in 2008.

Our annual stock awards to named executive officers are generally performance-based, though the performance thresholds are set less aggressively than the thresholds used in the cash awards described above. Both our performance-based cash awards and our performance-based equity awards are meant not only to give the recipient an incentive to outperform but also to qualify the award for tax deductibility to Marvel without limitation (see Tax Considerations, below). In the case of our equity awards, however,

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the latter concern weighs more heavily than it does in our cash awards. One reason for this is that our equity awards do not become taxable income until years after the original grant (when the award vests). It is difficult to predict, at the date of the award, who will be subject to the tax code’s limitation provision if and when the award becomes taxable income. The Compensation Committee therefore imposes performance-based conditions on awards given to many senior Marvel employees, not just the current named executive officers.

In past years, some of our grants of restricted stock were made without any performance conditions imposed. These grants were to vest with the passage of time as long as the recipient remained at Marvel. In late 2006 and early 2007, the Compensation Committee considered two upcoming vesting events for non-performance-based grants made in 2004, for restricted stock held by Mr. Maisel and Mr. Turitzin. In each case, the income represented by the vesting was likely to lead to the officer’s receiving more than $1 million in non-performance-based compensation for 2007 (see Tax Considerations, below). The Compensation Committee therefore approached Mr. Maisel and Mr. Turitzin about the portion of their about-to-vest stock that would be potentially non-deductible by Marvel. The Compensation Committee asked Mr. Maisel and Mr. Turitzin to consider exchanging the shares represented by that portion (41,000 shares in Mr. Maisel’s case and 3,500 shares in Mr. Turitzin’s case) for stock units, which will be payable in the form of shares of stock at such time as Marvel does not anticipate having its tax deductions limited as a result. Each of Mr. Maisel and Mr. Turitzin agreed to the exchange. The stock units were “restricted,” or subject to forfeiture in the event of termination of employment, until the date on which the exchanged stock had been scheduled to vest. In Mr. Maisel’s case, Marvel paid the FICA tax owed on the vesting date and paid Mr. Maisel a “gross-up” on its having paid the FICA tax, for a total cost to Marvel of approximately $28,000. This amount was far below the amount that Marvel will save by maintaining its ability to deduct compensation to be paid to Mr. Maisel.

Severance pay

Severance pay is generally paid in accordance with employment agreements that are negotiated when an executive first joins Marvel, although arrangements have also been negotiated at the time of departure, as was the case with Mr. Rothwell. We view severance arrangements as a necessary component of attracting and retaining top-quality executives.

Our payment obligations in various termination scenarios are addressed in “Potential Payments upon Termination or Change in Control,” below. In Mr. Rothwell’s case, we agreed to payments in excess of his rights under his employment agreement in exchange for his entering into an agreement relating to the termination of his employment.

Tax Considerations

Like most employers, we generally take a tax deduction for the compensation that we pay to our employees. Section 162(m) of the Internal Revenue Code, however, can prevent us from taking that deduction for compensation over $1 million paid for any one year to certain of our executive officers, unless the compensation is performance-based.

The Compensation Committee designs some elements of executive compensation to ensure full deductibility. The Compensation Committee approved, and our stockholders adopted at their 2005 Annual Meeting, our 2005 Cash Incentive Compensation Plan. This plan is designed, in part, to allow us to pay performance-based short-term and long-term bonuses that will be fully tax deductible without limitation under Section 162(m). Likewise, the Compensation Committee approved, and our stockholders adopted at their 2005 Annual Meeting, our 2005 Stock Incentive Plan. This plan authorizes, among other

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things, performance-based equity awards that can be qualified for full deductibility under Section 162(m). Both plans also permit awards to be granted that do not qualify as fully deductible under Section 162(m).

While the Compensation Committee is mindful of the limitations imposed by Section 162(m), it believes that stockholder interests are best served by not restricting Marvel’s discretion and flexibility in crafting compensation programs, even though those programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and may do so again.

Salaries and severance pay were the only significant compensation we paid in 2006 (other than through the vesting of prior years’ stock grants) that was not performance-based. All stock grants made to the named executive officers in 2006 were performance-based.

“Clawback” Policy

In February 2007, the Compensation Committee approved what is informally called a “clawback” policy for all future performance-based grants to our executive officers. The policy addresses situations where fraud or misconduct by the recipient of a cash or equity award leads to our having to materially restate our financial statements. The policy provides that, subject to applicable laws, the board of directors shall require the recipient to repay to Marvel, or to forfeit, any portion of an award that would not have been paid or payable under the restated financial results. The policy affects compensation paid or vesting for the three years prior to any such restatement.  The Committee thinks that the policy is a fair and reasonable remedy and, depending on the facts and circumstances, would be in addition to our rights to terminate the recipient for cause, initiate a civil proceeding, and cooperate with law enforcement and regulatory agencies.

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Summary Compensation Table – 2006

The following table shows compensation information for our “named executive officers,” who are: (i) our chief executive officer, (ii) our chief financial officer, (iii) our three most highly compensated executive officers, other than the chief executive officer and chief financial officer, who were serving as executive officers on December 31, 2006, and (iv) two additional individuals who would have been included under clause (iii) of this sentence but for the fact that they were not serving as executive officers on December 31, 2006.

(a) Name and Principal Position	(b) Year	(c) Salary	(d) Bonus	(e) Stock Awards(1)	(f) Option Awards (1)	(g) Non-equity Incentive Plan Compen- sation	(h) Change in Pension Value and Non-Qual’d Deferred Compensation Earnings	(i) All Other Compen-sation(2)	(j) Total

Isaac Perlmutter Chief Executive Officer	2006	$686,539	–	$841,304	$1,843,333	–	–	–	$3,371,176

Kenneth P. West Chief Financial Officer	2006	$331,000	–	$99,112	–	$165,500	–	$12,000	$607,612

David Maisel (3) EVP, Office of the Chief Executive; Chairman of the Marvel Studios Division	2006	$600,000	–	$1,905,864	$1,428,859	$1,300,000	–	$13,200	$5,247,923

John Turitzin (3) EVP, Office of the Chief Executive; General Counsel	2006	$538,462	–	$442,770	$260,833	$269,231	–	$12,000	$1,523,296

Alan Fine Chief Executive Officer of the Toy & Publishing Divisions	2006	$520,000	–	–	–	$600,000	–	$61,351	$1,181,351

Avi Arad (4)	2006	$1,000,000	–	–	$1,582,956	$3,719,951	–	–	$6,302,907

Timothy E. Rothwell (5)	2006	$334,615	$185,000	–	$277,112	–	–	$607,700	$1,404,427

(1) The amounts shown in Column (e) are FAS 123(R) charges taken in 2006 with respect to stock awards made from 2004 through 2006. The amounts shown in Column (f) are FAS 123(R) charges taken in 2006 with respect to option awards made from 2001 through 2004. Marvel has granted no stock options since July 2004. For the assumptions made in the valuation of stock awards and option awards, please see “Stock Based Compensation: Stock Options” (final paragraph) in Footnote 2 of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 1, 2007 and “Stock Based Compensation” (second-to-last paragraph) in Footnote 2 of our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 21, 2004.

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(2) Amounts shown in Column (i) are car allowance, except as follows: for Mr. Fine, $29,005 is apartment rent and $20,346 is a “gross-up” of that rent (i.e., a reimbursement by us of the income taxes owed by Mr. Fine on our paying the rent and the tax reimbursement), and for Mr. Rothwell, $600,000 is a severance payment pursuant to an agreement dated as of July 16, 2006 relating to the termination of his employment. As described in the Compensation Discussion and Analysis above, we no longer provide an apartment to Mr. Fine and we no longer make payments as car allowance.

(3) Mr. Maisel and Mr. Turitzin each became members of the Office of the Chief Executive on September 22, 2006. Mr. Maisel became Chairman of Marvel Studios in March 2007.

(4) Mr. Arad was a Marvel officer until May 31, 2006, serving as our Chief Creative Officer and as Chairman and Chief Executive Officer of Marvel Studios. He remained a Marvel employee until December 31, 2006, and continues to serve Marvel as an independent film producer.

(5) Mr. Rothwell was a Marvel officer until July 14, 2006, serving as President of our Consumer Products Group. As a result of Mr. Rothwell’s departure from Marvel in July 2006, his 60,037 shares of restricted stock and 60,000 shares of phantom stock were forfeited. The amount shown for Mr. Rothwell in Column (d) is a negotiated bonus for 2006 as provided for in his July 2006 agreement (see Note 2 above).

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Grants of Plan-Based Awards Table – 2006

The following table shows information concerning grants of plan-based awards to the named executive officers during 2006.

(a) Name	(b) Grant Date		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			(i) Grant date fair value of stock and option awards
			(c) Threshold	(d) Target	(e) Maximum	(f) Threshold	(g) Target	(h) Maximum

Isaac Perlmutter (3)	3/30/2006		–	–	–	$1,161,000	$4,300,000	$4,300,000	$4,300,000

Kenneth P. West	2/8/2006		–	–	–	–	9,791	9,791	$156,264
	3/30/2006		$44,685	$165,500	$165,500	–	–	–	–

David Maisel	2/8/2006		–	–	–	–	30,769	30,769	$491,073
	3/30/2006		$81,000	$300,000	$300,000	–	–	–	–

John Turitzin	2/8/2006		–	–	–	–	30,769	30,769	$491,073
	3/30/2006		$72,692	$269,231	$269,231	–	–	–	–

Alan Fine	2/8/2006		$386,918	$600,000	$600,000	–	–	–	–
	3/30/2006	(4)	$77,500	$600,000	$600,000	–	–	–	–

Avi Arad	5/17/2005		–	$1,000,000	$1,000,000	–	–	–	–
	5/17/2005		–	$1,250,000	$1,250,000	–	–	–	–
	5/17/2005		–	$1,060,092	–	–	–	–	–

Timothy E. Rothwell (5)	2/8/2006		–	–	–	–	30,769	30,769	$491,073
	3/30/2006		$81,000	$300,000	$300,000	–	–	–	–
	3/30/2006		–	–	–	–	60,000	60,000	$1,203,000

(1) All non-equity incentive plan awards shown were cash awards made under Marvel’s 2005 Cash Incentive Compensation Plan.

(2) All equity incentive plan awards shown were awards of restricted stock made under Marvel’s 2005 Stock Incentive Plan except for Mr. Rothwell’s 3/30/2006 award, which was an award of phantom stock made under Marvel’s 2005 Stock Incentive Plan. Mr. Perlmutter’s grant is expressed in dollars. All other grants are expressed in number of shares.

(3) Mr. Perlmutter’s 3/30/2006 grant provided for a stock issuance to be made in 2007 if Marvel’s 2006 operating income reached a certain amount (see narrative disclosure below). The issuance, if any, was to be of stock worth from $1.2 to $4.3 million at issuance, depending on the level of operating income, with the issuance to take place when Marvel’s 2006 bonuses were paid to employees generally. The dollar amount shown in Column (i) assumes the maximum issuance under the award.

(4) This bonus was to be offset by any amounts payable under Mr. Fine’s 2/8/2006 bonus. Since the 2/8/2006 bonus was earned and paid in full, Mr. Fine was not entitled to any payment under the 3/30/2006 bonus.

(5) All of Mr. Rothwell’s 2006 awards were forfeited when his employment with Marvel terminated in July 2006.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Non-Equity Incentive Plan Compensation. Our non-equity incentive plan awards in 2006 were performance-based cash bonuses. With the exception of Mr. Fine’s and Mr. Arad’s awards, Marvel’s performance-based cash bonus awards to the named executive officers based on 2006 performance used the formula described below. The formula awards were made on March 30, 2006. In each case, the target bonus amount was half of 2006 salary received. The formula was as follows:

•	if Marvel’s 2006 operating income (adjusted to remove the effect of bonuses) was less than 100% of the budgeted operating income amount, or $81 million, then no bonus would be paid;
•	if operating income (as above) was between 100% and 111% of the budgeted amount, or between $81 million and $90 million, then a bonus would be paid at 27% of the target amount;
•	if operating income (as above) was between 111% and 124% of the budgeted amount, or between $90 million and $100 million, then a bonus would be paid at 46% of the target amount;
•	if operating income (as above) was between 124% and 130% of the budgeted amount, or between $100 million and $105 million, then a bonus would be paid at 66% of the target amount; and
•	if Marvel’s 2006 operating income (as above) was above 130% of the budgeted amount, or $105 million, then a bonus would be paid at 100% of the target amount.

Because Marvel’s 2006 operating income was $113 million even before adjusting to remove the effect of bonuses (the adjusted number being $123 million), a bonus equal to half of 2006 salary was earned by Messrs. West, Maisel and Turitzin, and would have been earned under the terms of Mr. Rothwell’s award if he had remained employed at Marvel. Upon Mr. Rothwell’s departure, his performance-based bonus was replaced by the negotiated bonus described in Note 5 to the Summary Compensation Table above.

Mr. Fine received two separate cash bonus awards in 2006, with one being offset against the other. The first award provided that if operating income for Marvel’s toy division during the first half of 2006 exceeded $4.8 million (80% of the then-current forecast), then Mr. Fine would receive, of that operating income, 8% up to that 80% level and 25% beyond that level, but in no event more than $600,000. Actual operating income for Marvel’s toy division during the first half of 2006 was $7.3 million, so Mr. Fine received $600,000 as a bonus under the terms of this award.    Mr. Fine’s second award, granted in March 2006, provided that it would be reduced by any amounts that became payable under the first award. Because the first bonus was earned in full, Mr. Fine was not entitled to any payment under the second award. The other terms of the second award were as follows: if Marvel’s 2006 operating income were above 90% of the budgeted amount, or $72.8 million, then Mr. Fine would receive (1) 1.5% of toy division 2006 operating income, but only if that operating income was at least $26 million (80% of budget) and with a maximum payment of $500,000 and (2) 0.25% of publishing division 2006 operating income, but only if that operating income was at least $31 million (81% of budget) and with a maximum payment of $100,000.

Mr. Arad’s 2006 bonuses, based on formulas established in May 2005, were:
•	a $1,000,000 bonus earned because Marvel’s 2006 operating income exceeded 90% of budget, or $72.8 million;
•	a $1,250,000 bonus earned because a Marvel-character-based movie produced or executive produced by Mr. Arad (X-Men: The Last Stand) had box-office receipts in excess of $60 million; and

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•

a $1,469,951 bonus derived from the 2006 net sales of Marvel’s licensing and toy divisions. This bonus was to be payable only if 2006 net sales of the licensing division and the toy division (the latter being adjusted to impute a royalty rate equivalent to that paid by Marvel’s former toy licensee, Toy Biz Worldwide Ltd.) exceeded two-thirds of the budgeted amount, or $79 million. The amount of the bonus was set at a percentage of adjusted net sales that rose from 0.5% to 0.9% as net sales rose from two-thirds to 100% of budget, plus 1.1% of adjusted net sales over budget. For 2006, the target amount of this bonus was $1,060,092.

Other than the cash bonus awards described above, the only amount shown in the Summary Compensation Table as “non-equity incentive plan compensation” is $1 million received by Mr. Maisel under a 2005 award, which was paid in early 2007 and was conditioned upon Marvel entering into its $525 million non-recourse film financing facility and Marvel’s 2005 operating income exceeding a target level.

Equity Awards. Mr. Perlmutter’s March 30, 2006 award provided for a target issuance, to be made in 2007, of $4.3 million in restricted stock. The portion of the target to be issued was to be determined by the same formula as used for cash bonuses, described above, with the result that 100% of the target was issuable. The award terms provided that the stock was to be issued on the day on which 2006 bonuses were paid to Marvel employees in general. That date was March 2, 2007, the day after Marvel filed its Annual Report on Form 10-K for 2006. The closing price of Marvel’s stock immediately prior to the issuance was $27.52 per share, and the number of shares issued was therefore 156,250. The shares are restricted and are scheduled to vest over four years, 25% each year starting in March 2008.

Mr. Rothwell received an equity award of 60,000 shares of phantom stock (i.e., the right to a cash payment, on the vesting day, equivalent to the then-current market price of 60,000 shares of Marvel stock) on March 30, 2006. The award was scheduled to vest on September 5, 2008, but only if Marvel’s 2006 operating income exceeded 75% of the budgeted amount, or $60.7 million. The award was forfeited in 2006 when Mr. Rothwell’s employment at Marvel ended.

All other equity awards made to the named executive officers in 2006 were grants of restricted stock issued under Marvel’s 2005 stock incentive plan. The vesting of the stock was conditioned on our 2006 operating income exceeding 75% of the budgeted amount, or $60.7 million, which it did. The vesting is scheduled to occur 50% in January 2008 and 50% in January 2009. Mr. Rothwell’s shares were all forfeited when he left Marvel in July 2006.

Employment Agreements. Marvel is party to employment agreements with Messrs. Perlmutter, West, Maisel and Turitzin.

Mr. Perlmutter’s agreement expires in November 2009. Pursuant to the terms of the original employment agreement, dated November 30, 2001, Mr. Perlmutter was not entitled to a salary but he received, subject to stockholder approval, options to purchase 5,925,000 shares of common stock. In January 2002, our stockholders approved the issuance of the options to Mr. Perlmutter, which was made pursuant to a nonqualified stock option agreement under our 1998 Stock Incentive Plan. The options were all exercised in 2006, but 1,975,000 of the shares of stock issued on exercise of the options remain, until November 30, 2007, non-transferable and subject to our repurchase at the exercise price paid by Mr. Perlmutter in the event that Mr. Perlmutter’s employment ends. Mr. Perlmutter’s employment agreement was amended in 2006 to provide for a base salary of $700,000 per year.

Mr. West’s employment agreement expires on May 27, 2007. Mr. Maisel’s employment agreement expires on January 12, 2009. Mr. Turitzin’s employment agreement expires on March 12, 2008. Mr. Fine currently has no employment agreement.

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Outstanding Equity Awards at December 31, 2006 Table

The following table shows information concerning grants of outstanding equity awards held by the named executive officers on December 31, 2006.

(a) Name	(b) Number of securities underlying unexercised options exercisable	(c) Number of securities underlying unexercised options unexercisable	(d) Option exercise price	(e) Option expiration date	(f) Number of shares or units of stock that have not vested(1)	(g) Market value of shares or units of stock that have not vested(1)

Isaac Perlmutter					1,975,000	$53,147,250
					159,792	$4,300,000
					2,134,792	$57,447,250
	166,667	–	$25.00	5/4/2009	–	–
	166,666	–	$30.00	5/4/2009	–	–
	166,667	–	$35.00	5/4/2009	–	–
	500,000	–	–	–	–	–

Kenneth P. West	75,000	–	$3.73	5/28/2012	–	–
	30,000	–	$5.53	12/10/2012	–	–
	105,000	–	–	–	–	–
					7,317	$196,900
					9,791	$263,476
					17,108	$460,376

David Maisel	175,000	–	$17.32	12/11/2008	–	–
					50,000	$1,345,500
					28,385	$763,840
					30,769	$827,994
					109,154	$2,937,334

John Turitzin	50,000	25,000(2)	$20.68	2/24/2009
					7,500	$201,825
					19,512	$525,068
					30,769	$827,994
					57,781	$1,554,887

Alan Fine	–	–	–	–	–	–

Avi Arad	333,333	166,667(3)	$18.79	5/4/2009	–	–

Timothy E. Rothwell	–	–	–	–	–	–

(1) Mr. Perlmutter’s 1,975,000 shares shown in Columns (f) and (g) are scheduled to vest on November 30,2007. Mr. Perlmutter’s 156,792 shares shown in Columns (f) and (g) represent an award made on March 30, 2006 that provided for a stock issuance to be made in 2007, on the date when 2006 bonuses were paid. Because of Marvel’s 2006 operating income level, $4.3 million was to be the value of the stock at issuance (see narrative disclosure above). The number of shares shown (156,792) is based on Marvel’s stock price at December 31, 2006, or $26.91

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per share. The actual number of shares issued, on March 2, 2007 (when the stock price was $27.52 per share), was 156,250, with vesting scheduled to take place 25% per year starting in March 2008.

For all other shares shown in Columns (f) and (g), figures are based on Marvel’s stock price at December 31, 2006, or $26.91 per share, and the vesting dates are as follows:

Shares	Vesting Schedule
Mr. West’s 7,317 shares, Mr. Maisel’s 28,385 shares and Mr. Turitzin’s 19,512 shares	50% vested on January 4, 2007; 50% are scheduled to vest on January 4, 2008.
Mr. West’s 9,791 shares, Mr. Maisel’s 30,769 shares and Mr. Turitzin’s 30,769 shares	50% are scheduled to vest on January 4, 2008; 50% are scheduled to vest on January 4, 2009.
Mr. Maisel’s 50,000 shares	100% vested on January 12, 2007. Of those shares, 41,000 had been converted to stock units and are scheduled to be settled as tax conditions permit. See the Compensation Discussion and Analysis above.
Mr. Turitzin’s 7,500 shares	100% vested on March 2, 2007. Of those shares, 3,500 had been converted to stock units and are scheduled to be settled as tax conditions permit. See the Compensation Discussion and Analysis above.

(2) These options became exercisable on February 24, 2007.

(3) These options are scheduled to become exercisable on May 4, 2007.

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Option Exercises and Stock Vested Table – 2006

The following table shows information concerning the named executive officers’ option exercises and stock vested in 2006.

	Option Awards			Stock Awards
(a) Name	(b) Number of Shares Acquired on Exercise		(c) Value Realized Upon Exercise	(d) Number of Shares Acquired on Vesting		(e) Value Realized on Vesting

Isaac Perlmutter	5,925,000	(1)	$97,347,750	–	(1)	$18,012,000

Kenneth P. West	–		–	–		–

David Maisel	190,200		$2,255,011	50,000		$831,000
	5,100		$59,568
	4,700		$54,983

John Turitzin	–		–	7,500		$141,675

Alan Fine	–		–	–		–

Avi Arad	1,500,000		$22,380,000	–		–
	150,000		$2,599,500	–		–
	962,250		$12,961,508	–		–
	537,750		$6,345,450	–		–

Timothy E. Rothwell	143,000		$1,899,169	–		–
	7,000		$93,185	–		–
	12,500		$63,153	–		–
	6,250		$57,313	–		–

(1) Of the 5,925,000 shares acquired by Mr. Perlmutter on exercise, 3,950,000 were restricted and scheduled to vest as follows: 1,975,000 in November 2006 and 1,975,000 in November 2007. The 1,975,000 shares that vested as scheduled in November 2006 appreciated in value between the time of exercise and the vesting date by the amount shown in Column (e). The option under which the shares were acquired was granted on November 30, 2001, when the fair market value of Marvel stock was $2.41 per share.

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Potential Payments upon Termination or Change in Control

Our employment agreements generally provide for payments and benefits to an executive upon termination (actual or constructive) other than for “cause” and additional payments and benefits if the termination occurs within a year after, or in contemplation of, a change in control. The agreements also provide for payments and benefits where employment ends because of death or disability.

“Cause” refers to serious breaches of an executive’s duties and is rarely invoked. Constructive termination means an officer’s resigning with “good reason,” which is generally defined in our employment agreements to result from:

•	our assignment to the officer of duties materially inconsistent with the position described in the employment agreement, or any significant diminution in the officer’s duties or responsibilities;
•	any continuing material breach of the agreement by Marvel; or
•	a change in geographic location of the officer’s place of employment.

Additionally, Mr. West would have “good reason” to resign if we distributed financial statements to any third party where we knew that he, with our auditors’ concurrence, objected to the statements on the basis that they were not in conformity with generally accepted accounting principles and where we failed to note his objections in the statements themselves.

The following pages show potential payments upon a termination without cause, first absent a change in control and then in connection with a change in control. Other scenarios in which termination benefits would be provided, or would have been provided on December 31, 2006, are described below on this page.

Death or Disability

Upon death or disability, Messrs. West, Maisel and Turitzin would receive any earned but unpaid bonus, a pro rata bonus for the final year of employment (based on achievements for that year), and accelerated vesting of equity grants; Mr. Perlmutter would receive accelerated vesting of equity grants. Mr. Fine, and the other executive officers, would also receive benefits generally available to our employees. If those events had happened on December 31, 2006, the amounts involved, using the assumptions in the tables below, would have been as follows:

•	$53,147,250 for Mr. Perlmutter
•	$ 263,950 for Mr. West
•	$ 3,027,420 for Mr. Maisel
•	$ 920,109 for Mr. Turitzin

Voluntary Resignation in the case of Mr. Maisel

Additionally, Mr. Maisel’s employment agreement provided him, until January 2007, with certain rights to continue vesting even in the event of a voluntary resignation. If Mr. Maisel had voluntarily left Marvel on December 31, 2006, he would have been entitled to his $1,000,000 bonus payment in March 2007 and to the vesting of his stock scheduled for January 2007 (worth $1,345,500, at December 31, 2006 prices). Mr. Maisel no longer has any entitlement to benefits upon resigning from Marvel, other than those available to our employees in general.

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Termination (Actual or Constructive) Without Cause, Absent a Change in Control

In general, termination (actual or constructive) without cause entitles Messrs. West, Maisel and Turitzin to:

•	a year’s base salary (made bi-weekly over a year), to be reduced by any income from new employment or self-employment
•	a pro-rata bonus for the year in which termination occurs, based on achievements for that year
•

continued vesting of equity grants (subject to performance goals’ being met), exercisability of unvested options and reimbursement of COBRA payments, in each case until the earlier of the first anniversary of termination or the start of new employment or self-employment.

Mr. Fine has no employment agreement and therefore has no entitlements upon termination other than those available to Marvel’s employees in general. Mr. Perlmutter’s employment agreement and related stock option agreement provide, upon termination (actual or constructive, other than for cause), not for any cash payment but only for the vesting of the remaining restricted stock from his 2001 option grant (1,975,000 shares, scheduled to vest in November 2007).

The following table shows the estimated payments that would have been made to the named executive officers upon a termination (actual or constructive) of employment other than for cause, absent a change in control, assuming that the termination occurred on December 31, 2006.

Name	Cash Severance(1)	Pro-Rata Bonus	Option Awards(2)	Stock Awards(3)	Other(4)	Group & Health Benefits(5)	Total

Isaac Perlmutter	–	–	–	$53,147,250	–	–	$53,147, 250

Kenneth P. West	$331,000	$165,500	–	$98,450	–	$8,762	$603,712

David Maisel	$600,000	$300,000	–	$1,727,420	$1,000,000	$2,906	$3,630,326

John Turitzin	$600,000	$300,000	$155,750	$464,359	–	$8,762	$1,528,871

Alan Fine	–	–	–	–	–	–	–

(1) These amounts would be paid bi-weekly over a year and would be reduced by any income the officer received from new employment or self-employment. The amounts shown are gross amounts and not present-valued amounts.

(2) This amount represents the intrinsic value at December 31, 2006 of unvested options that would continue to vest for twelve months after termination, or until Mr. Turitzin began new employment or self-employment.

(3) These amounts represent the value (at the December 31, 2006 stock price) of stock awards scheduled to vest within one year of the termination date, and assuming that the officer did not find new employment or self-employment in that time. If the officer finds new employment or self-employment, vesting ceases and unvested stock is forfeited.

(4) This amount is a payment under Mr. Maisel’s 2005 bonus award, which was conditioned upon Marvel entering into its $525 million non-recourse film financing facility. See narrative disclosure above.

(5) These amounts represent COBRA payments to be reimbursed, on the assumption that we would make those payments for twelve months. Our obligation to make those payments ends before twelve months if the officer becomes covered under a new medical insurance plan. The amounts shown are gross amounts and not present-valued amounts.

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Termination (Actual or Constructive) Without Cause, in Connection with a Change in Control

In general, termination (actual or constructive) without cause within one year after, or in connection with, a change in control entitles Messrs. West, Maisel and Turitzin to:

•	two times the sum of their then-current base salary and the average of the two most recent annual bonuses paid, to be paid in a lump sum within 30 days
•	reimbursement of COBRA payments until the officer becomes eligible for benefits under a new plan
•	accelerated vesting of all equity grants
•

a gross-up of any excise taxes owed by the officer on “excess parachute payments” from Marvel under Section 4999 of the Internal Revenue Code (i.e., a payment by us of any such excise taxes owed and of additional income taxes resulting from the gross-up payment).

Mr. Fine has no employment agreement or outstanding unvested equity grants and therefore has no entitlements upon a change-in-control termination other than those available to Marvel’s employees in general. Mr. Perlmutter’s employment agreement and related stock option agreement provide, upon a change-in-control termination, not for any cash payment but only for the accelerated vesting of the remaining restricted stock from his 2001 option grant (1,975,000 shares, scheduled to vest in November 2007).

A “change in control” under the applicable agreements would occur if any person or group (other than Mr. Perlmutter, Mr. Arad and groups with certain connections to them) became the owner of substantially all of Marvel’s assets or more than half of its stock, or if Marvel were a party to any merger, consolidation or similar transaction as a result of which its stockholders immediately prior to the transaction owned less than half of the surviving entity.

The following table shows the estimated payments that would have been made to the named executive officers upon a termination (actual or constructive) of employment other than for cause, assuming that the termination had occurred on December 31, 2006 in connection with a change in control that occurred that day. In the absence of termination, a change in control would cause the named executive officers’ equity awards to vest (as shown in Columns (d) and (e) below) but would confer no other benefit.

(a) Name	(b) Cash Payment(1)	(d) Option Awards(2)	(e) Stock Awards(3)	(f) Other(4)	(g) Group & Health Benefits(5)	(h) Tax Gross-Up(6)	(i) Total

Isaac Perlmutter	–	–	$53,147,250	–	–	–	$53,147,250

Kenneth P. West	$896,050	–	$460,376		$8,762	–	$1,365,188

David Maisel	$1,567,885	–	$2,937,334	$1,000,000	$2,906	–	$5,508,125

John Turitzin	$1,525,000	$155,750	$1,554,887	–	$8,762	$1,332,782	$4,577,181

Alan Fine	–	–	–	–	–	–	–

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(1) These amounts, to be paid in a lump sum within 30 days of the change in control, represent a cash payment equal to two times the sum of (i) base salary and (ii) the average of the two most recent annual bonuses paid (in this case, for 2004 and 2005).

(2) This amount reflects an assumption that all stock options outstanding (and thus accelerated) upon the termination and change in control were exercised on December 31, 2006.

(3) These amounts represent the value of stock awards that would vest upon the change in control, using the stock’s market price at December 31, 2006.

(4) This amount is a payment under Mr. Maisel’s 2005 bonus award, which was conditioned upon Marvel entering into its $525 million non-recourse film financing facility. See narrative disclosure above.

(5) These amounts represent COBRA payments to be reimbursed, on the assumption that we would make those payments for twelve months. Our obligation to make those payments ends before twelve months if the officer becomes covered under a new medical insurance plan. The amounts shown are the gross amounts and not present-valued amounts.

(6) This amount represents a gross-up of excise taxes owed with respect to “excess parachute payments” under Section 4999 of the Internal Revenue Code. This amount, together with the excess parachute payments themselves, would be non-deductible by us.

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Transactions with Related Persons, Promoters and Certain Control Persons

Review of Transactions with Related Persons

In 2007, Marvel adopted a policy that transactions between Marvel and “related persons” (as defined in the Securities and Exchange Commission regulations) are to be reviewed by the chairman of the Audit Committee. The Chairman of the Audit Committee will then make any recommendations to the Board of Directors that he considers appropriate in light of the circumstances. Prior to the adoption of the policy, we entered into the transactions described below.

Employment of Ari Arad

Ari Arad is the son of Avi Arad. Avi Arad is no longer affiliated with Marvel, but is a named executive officer and was, until mid-2006, a director, executive officer and major stockholder of Marvel. Ari Arad was employed by Marvel until January 5, 2007. His most recent title was Executive Vice President of Production, Marvel Studios. Ari Arad received a base salary of $227,500 and a monthly car allowance of $500 in 2006, and a 2006 bonus of $52,500 paid in March 2007.

Engagement of Avi Arad as Independent Producer

Pursuant to an amendment to Mr. Arad’s employment agreement, we and Mr. Arad agreed that he would resign as a Marvel director and an officer on May 31, 2006 and that his employment at Marvel would end on December 31, 2006. We also agreed, under the amendment, that, from and after January 1, 2007, we would engage Mr. Arad as producer of our Iron Man and The Incredible Hulk movies. On June 5, 2006, we filed the amendment with the Securities and Exchange Commission, in redacted form, as Exhibit 10.1 to our Current Report on Form 8-K dated May 30, 2006. After Mr. Arad’s departure as a Marvel director and officer, we agreed to lift his non-compete provisions in exchange for his agreeing to a new fee structure for his work as producer of Iron Man and The Incredible Hulk.

Registration Rights Agreements

Marvel is a party to two registration rights agreements (one dated as of October 1, 1998, and the other dated as of December 8, 1998) with Mr. Perlmutter, certain affiliates of Mr. Perlmutter, Mr. Arad, and certain other parties. Under the terms of each of the registration rights agreements, Marvel agreed to file a shelf registration statement under the Securities Act of 1933, as amended, registering the resale of all shares of common stock issued to and otherwise owned by the stockholder parties thereto as of the date thereof. The registration rights agreements also give the stockholder parties thereto piggyback registration rights with respect to underwritten public offerings of equity securities. Mr. Perlmutter also received registration rights in 2001 with respect to stock underlying certain warrants.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Marvel’s stock by (i) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of Marvel’s common stock; (ii) each of our directors; (iii) each of the named executive officers; and (iv) all of our current executive officers and directors as a group. Except as noted, stock ownership information is as of March 21, 2007 for all parties other than the first three stockholders (for whom it is as of December 31, 2006). All percentages are based on 85,260,042 shares of stock outstanding on March 21, 2007. Unless otherwise indicated, the indicated beneficial owner has sole voting and sole dispositive power over the shares. Unless otherwise noted, the address of the beneficial owner is in care of Marvel.

Five Percent Stockholders, Directors and Executive Officers	Shares Beneficially Owned	Percentage Owned
Janus Capital Management LLC (1) 151 Detroit Street, Denver, CO 80206	6,201,451	7.3%
Goldman Sachs Asset Management, L.P. (2) 32 Old Slip, New York, NY 10005	5,262,320	6.2%
Artisan Partners Limited Partnership (3) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	4,893,000	5.7%
Avi Arad (4)	1,722,030	2.0%
James W. Breyer	7,200	*
F. Peter Cuneo (5)	643,000	*
Alan Fine	23,321	*
Sid Ganis (6)	86,000	*
James F. Halpin (7)	200,250	*
Morton E. Handel (8)	160,500	*
David Maisel (9)	298,008	*
Isaac Perlmutter (10)	29,195,662	34.0%
Timothy Rothwell (11)	3,391	*
Richard L. Solar (12)	104,500	*
John Turitzin (13)	164,209	*
Kenneth P. West (14)	128,067	*
All current executive officers and directors as a group (11 persons) (15)	31,010,717	35.7%

* Less than 1%.

(1)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. As reported in that Schedule, Janus Capital Management LLC has sole voting power over 6,201,451 shares and sole dispositive power over 6,201,451 shares of common stock.

(2)

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007. As reported in that Schedule, Goldman Sachs Asset Management, L.P. has sole voting power over 4,635,809 shares and sole dispositive power over 5,262,320 shares of common stock.

(3)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 26, 2007. As reported in that Schedule: (i) Artisan Partners Limited Partnership has shared voting power over 4,737,800 shares and shared dispositive power over 4,893,000 shares of common stock; (ii) Artisan

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Investment Corporation has shared voting power over 4,737,800 shares and shared dispositive power over 4,893,000 shares of common stock; (iii) Andrew A. Ziegler has shared voting power over 4,737,800 shares and shared dispositive power over 4,893,000 shares of common stock; (iv) Carlene Murphy Ziegler has shared voting power over 4,737,800 shares and shared dispositive power over 4,893,000 shares of common stock; and (v) Artisan Funds, Inc. has shared voting power over 3,177,700 shares and shared dispositive power over 3,177,700 shares of common stock.

(4)

For Mr. Arad: Figure includes 500,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are scheduled to become exercisable within 60 days after March 21, 2007. Mr. Arad was a Marvel officer until May 31, 2006, serving as our Chief Creative Officer and as Chairman and Chief Executive Officer of Marvel Studios. He remained a Marvel employee until December 31, 2006 and now serves as an independent film producer for Marvel. Figure is based on information known to us regarding Mr. Arad’s ownership as of December 31, 2006.

(5)	For Mr. Cuneo: Figure includes 640,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.
(6)	For Mr. Ganis: Figure includes 72,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.
(7)

For Mr. Halpin: Figure includes 37,500 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable. The number of shares of common stock shown includes 10,000 shares owned by Mr. Halpin’s wife.

(8)	For Mr. Handel: Figure includes 37,500 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.
(9)	For Mr. Maisel: Figure includes 175,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.
(10)	Mr. Perlmutter may be deemed to possess the power to vote and dispose of an aggregate amount of 29,195,662 shares of common stock. This amount includes:
(i)	2,131,250 shares directly owned by Mr. Perlmutter;
(ii)	500,000 shares underlying stock options held by Mr. Perlmutter that are immediately exercisable;
(iii)	14,622,680 shares directly owned by Object Trading Corp., a corporation solely owned by Mr. Perlmutter;
(iv)	8,247,087 shares directly owned by the Isaac Perlmutter Trust 01/28/1993, a Florida revocable trust of which Mr. Perlmutter is a trustee and the sole beneficiary; and
(v)	3,694,645 shares owned by Zib, Inc., a corporation solely owned by Mr. Perlmutter’s trust.
(11)

Mr. Rothwell was a Marvel employee until July 14, 2006, serving as President of our Consumer Products Group. Figure is based on information known to us regarding Mr. Rothwell’s ownership as of July 14, 2006.

(12)

For Mr. Solar: Figure includes 75,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable. The number of shares of common stock shown includes (i) 3,500 shares of common stock held by Mr. Solar’s wife, as custodian for their daughter, (ii) 4,500 shares of common stock owned by his son, and (iii) 2,500 shares of common stock owned by his wife.

(13)	For Mr. Turitzin: Figure includes 75,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.
(14)	For Mr. West: Figure includes 105,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.
(15)	Figure includes 1,717,000 shares of common stock in respect of stock options granted pursuant to the 1998 Stock Incentive Plan that are immediately exercisable.

36

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the securities authorized for issuance under Marvel’s equity compensation plan.

Equity Compensation Plan Information as of December 31, 2006

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)

Equity compensation plans approved by security holders	2,880,904	$15.54	6,445,116

Equity compensation plans not approved by security holders	–	N.A.	–

Total	2,880,904	$15.54	6,445,116

(1)	All of these are available for grants of restricted stock, restricted stock units and other full-value awards, as well as for grants of stock options and stock appreciation rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Marvel’s officers and directors, and persons who own more than 10% of a registered class of Marvel’s equity securities (“10% Stockholders”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and 10% Stockholders are required to furnish Marvel with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file such forms, we believe that, except as disclosed in our proxy statement for the 2006 annual meeting of stockholders, all of our officers, directors and 10% Stockholders complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2006.

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STOCKHOLDER PROPOSALS

The eligibility of stockholders to submit proposals, the proper subjects of stockholder proposals and other issues governing stockholder proposals are regulated by the rules adopted under Section 14 of the Exchange Act. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in Marvel’s proxy materials for the 2008 annual meeting of stockholders must be received by Marvel at its principal executive offices at 417 Fifth Avenue, New York, New York 10016, no later than December 4, 2007.

Under the By-Laws, and as permitted by the rules of the Securities and Exchange Commission, certain procedures are provided which a stockholder must follow to nominate people for election as directors or to introduce an item of business at the annual meeting of stockholders. These procedures provide that, in the case of a meeting such as this annual meeting, notice for nominations or stockholder proposals must be received by Marvel not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting. The 2007 annual meeting of stockholders will be held on May 8, 2007, so the deadline for such nominations or stockholder proposals will be March 9, 2008. With regard to the 2007 annual meeting of stockholders, the persons designated as proxies by Marvel in connection with the 2007 annual meeting of stockholders will have discretionary voting authority with respect to any proposal of which Marvel did not receive timely notice.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

OTHER BUSINESS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. If any matters properly come before the meeting, the persons named as proxies intend to vote the shares of common stock they represent in accordance with their best judgment.

ADDITIONAL INFORMATION

Marvel will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 1, 2007, without charge, upon written request to: Corporate Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016. Each person making such a request must make a good-faith representation that, as of the record date, March 21, 2007, such person was a beneficial owner of shares of common stock entitled to vote at the annual meeting.

In order to ensure timely delivery of documents prior to the annual meeting, any request should be received by Marvel promptly.

38

MARVEL ENTERTAINMENT, INC. 417 FIFTH AVENUE NEW YORK, NY 10016

TO VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

You can consent to receiving all future statements, proxy cards and annual reports electronically via e-mail of the Internet. This will cut down on bulky paper mailings, help the environment, and lower Marvel’s costs. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marvel Entertainment, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MARVEL	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARVEL ENTERTAINMENT, INC.

The Board of Directors recommends that you vote "FOR" all the nominees listed under Item 1 and "FOR" Item 2.

Vote on Directors

	For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below
1. Election of Directors **Nominees: 01) Morton E. Handel** **02) Isaac Perlmutter** **03) F. Peter Cuneo**	☐	☐	☐	______________________________

	For	Against	Abstain
Vote on Proposal	☐	☐	☐
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2007.			

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

Signature (PLEASE SIGN WITHIN BOX) Date

Signature (Joint Owners) Date

MARVEL ENTERTAINMENT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MARVEL ENTERTAINMENT, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2007.

The undersigned, as a holder of common stock, par value $.01 per share (“Common Stock”), of Marvel Entertainment, Inc., a Delaware corporation (the “Company”), hereby appoints each of John Turitzin and Benjamin Dean with full power of substitution, to vote all shares of Common Stock that the undersigned is entitled to vote through the execution of a proxy with respect to the 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 2:00 p.m., local time, on May 8, 2007 at the Offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, 10022 or any and all adjournments or postponements thereof, and authorizes and instructs said proxies to vote in the manner directed on the reverse side.

You may revoke this proxy at any time before it is voted by (i) filing a revocation with the Secretary of the Company; (ii) submitting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked; or (iii) attending the Annual Meeting and voting in person.

A stockholder’s attendance at the Annual Meeting will not by itself revoke a proxy given by the stockholder.

Returned proxy cards will be voted (1) as specified on the matters listed on the reverse side; (2) FOR each listed nominee’s election as a director of the Company and FOR approval of the proposal listed on the reverse side if no instructions to the contrary are made; and (3) in accordance with the judgment of the persons named as proxies on any other matters that may properly come before the Annual Meeting.

Print and sign your name on the reverse side exactly as it appears thereon and date this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, please sign in its full corporate name by its president or an authorized officer. If a partnership, please sign in the partnership’s name by an authorized person.

(Continued and to be signed on reverse side)